Filed Pursuant to Rule 424(b)(3)
Registration Statement No. 333-138681
PROSPECTUS
1,000,000 Shares
Akorn, Inc.
Common Stock
     This prospectus relates to the resale of 1,000,000 shares of our common stock by the selling stockholder identified in this prospectus on page 11, which have been issued to the selling stockholder. The selling stockholder may sell the shares of common stock described in this prospectus in public or private transactions, at prevailing market prices, or at privately negotiated prices. The selling stockholder may sell shares directly to purchasers or through brokers or dealers. Brokers or dealers may receive compensation in the form of discounts, concessions or commissions from the selling stockholder. We will not receive any of the proceeds from the sale of the shares by the selling stockholder. The selling stockholder will receive all of the proceeds from the sale of the shares and will pay all underwriting discounts and selling commissions, if any, applicable to the sale of the shares. We will pay the expenses of registration of the sale of the shares. It is not possible at the present time to determine the price to the public in any sale of the shares by the selling stockholder and the selling stockholder reserves the right to accept or reject, in whole or in part, any proposed purchase of shares. Accordingly, the public offering price, the amount of any applicable underwriting discounts and commissions and the net proceeds to the selling stockholder will be determined at the time of such sale by the selling stockholder.
     Our common stock is traded on the American Stock Exchange under the symbol “AKN.” On November 10, 2006, the last reported sales price of our common stock was $4.45 per share.

Investing in our common stock involves risks.
See “Risk Factors” beginning on page 3.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
The date of this prospectus is December 7, 2006

Page
ABOUT THIS PROSPECTUS	1
FORWARD-LOOKING STATEMENTS AND FACTORS AFFECTING FUTURE RESULTS	1
SUMMARY	2
RISK FACTORS	3
Although our financial condition has recently improved, we have experienced operating losses, working capital deficiencies and negative cash flows from operations on an annual basis, and these losses and deficiencies may continue in the future	3
We have invested significant resources in the development of lyophilization manufacturing capability, and we may not realize the benefit of these efforts and expenditures	3
We depend on a small number of distributors, the loss of any of which could have a material adverse effect	3
Our improved 2006 results reflect a single sale transaction that we do not expect to be repeated	4
Certain of our directors are subject to conflicts of interest	4
We may require additional capital to grow our business and such funds may not be available to us	4
Our growth depends on our ability to timely develop additional pharmaceutical products and manufacturing capabilities	4
We have entered into several strategic business alliances which may not result in marketable products	4
Our success depends on the development of generic and off-patent pharmaceutical products which are particularly susceptible to competition, substitution policies and reimbursement policies	4
We can be subject to legal proceedings which may prove costly and time-consuming even if meritless	5
Our revenues depend on sale of products manufactured by third parties, which we cannot control	5
Dependence on key executive officers	5
We must continue to attract and retain key personnel to be able to compete successfully	5
We are subject to extensive government regulations that increase our costs and could subject us to fines, prevent us from selling our products or prevent us from operating our facilities	5
We may implement product recalls and could be exposed to significant product liability claims; we may have to pay significant amounts to those harmed and may suffer from adverse publicity as a result	7
The FDA may authorize sales of some prescription pharmaceuticals on a non-prescription basis, which would reduce the profitability of our prescription products	8
Our industry is very competitive. Additionally, changes in technology could render our products obsolete	8
Many of the raw materials and components used in our products come from a single source	8
Our patents and proprietary rights may not adequately protect our products and processes	8
Concentrated ownership of our common stock and our registration of shares for public sale creates a risk of sudden changes in our share price	8
Exercise of warrants and the conversion of preferred stock may have a substantial dilutive effect on our common stock	9
The terms of our preferred stock may reduce the value of our common stock	9
Our obligations to pay dividends on our preferred stock decrease the returns available to our common shareholders	9
We experience significant quarterly fluctuation of our results of operations, which may increase the volatility of our stock price	9
“Penny Stock” rules may make buying or selling our common stock difficult	10
The requirements of being a public company may strain our resources and distract management	10
SELLING STOCKHOLDER	11
PLAN OF DISTRIBUTION	11
USE OF PROCEEDS	12
LEGAL MATTERS	12
EXPERTS	13
WHERE YOU CAN FIND MORE INFORMATION	13
INFORMATION INCORPORATED BY REFERENCE	13

(i)

ABOUT THIS PROSPECTUS
     You should rely only on the information contained or incorporated by reference in this prospectus and any applicable prospectus supplements. We have not authorized anyone to provide you with different information. The selling stockholder is not offering to sell or seeking offers to buy shares of our common stock in jurisdictions where offers and sales are prohibited. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of our common stock.
     References in this prospectus to “Akorn,” “us,” “we,” “our,” or the “Company” refer to Akorn, Inc. and its subsidiary, Akorn (New Jersey), Inc., as the context requires. The phrase “this prospectus” refers to this prospectus and any applicable prospectus supplement and the documents incorporated by reference in this prospectus, unless the context otherwise requires.
FORWARD-LOOKING STATEMENTS AND FACTORS AFFECTING FUTURE RESULTS
     Certain statements in this prospectus constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act. When used in this prospectus, the words “anticipate,” “believe,” “could,” “should,” “propose,” “continue,” “estimate,” “expect,” “intend,” “may,” “plan,” “predict,” “project,” “will” and similar expressions are generally intended to identify forward-looking statements. Any forward-looking statements, including statements regarding our intent, belief or expectations are not guarantees of future performance. These statements involve risks and uncertainties and actual results may differ materially from those in the forward-looking statements as a result of various factors, including but not limited to:
•	The factors described in this prospectus under the heading “Risk Factors” beginning on page 3;

•	Our ability to comply with all of the requirements of the Food and Drug Administration, including current Good Manufacturing Practices regulations;

•	Our ability to obtain regulatory approvals of, commence operations at and obtain business for our new lyophilization facility;

•	Our ability to generate cash from operations sufficient to meet our working capital requirements;

•	The effects of federal, state and other governmental regulation on our business;

•	Our success in developing, manufacturing, acquiring and marketing new products;

•	The success of our strategic partnerships for the development and marketing of new products;

•	Our ability to bring new products to market and the effects of sales of such products on our financial results;

•	The effects of competition from generic pharmaceuticals and from other pharmaceutical companies;

•	Availability of raw materials needed to produce our products; and

•	Other factors referred to in this prospectus and our other Securities and Exchange Commission filings.
     You should read this prospectus completely with the understanding that our actual results may differ materially from what we expect. Unless required by law, we undertake no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

SUMMARY
     This summary does not contain all of the information you should consider before buying shares in this offering. You should read this entire prospectus carefully, including “Risk Factors,” any prospectus supplement and the documents incorporated by reference in this prospectus before making an investment decision.
Company Overview
     We manufacture and market diagnostic and therapeutic pharmaceuticals in specialty areas such as ophthalmology, rheumatology, anesthesia and antidotes, among others. Our customers include physicians, optometrists, hospitals, wholesalers, group purchasing organizations and other pharmaceutical companies. We are a Louisiana corporation founded in 1971 in Abita Springs, Louisiana. In 1997, we relocated our headquarters and certain operations to Illinois. We have a wholly owned subsidiary named Akorn (New Jersey), Inc., which operates in Somerset, New Jersey and is involved in manufacturing, product development, and administrative activities related to our ophthalmic and injectable segments. We classify our operations into three identifiable business segments, ophthalmic, hospital drugs & injectables and contract services.
     Ophthalmic Segment. We manufacture, market and distribute a line of diagnostic and therapeutic ophthalmic pharmaceutical products. Diagnostic products, primarily used in the office setting, include mydriatics and cycloplegics, anesthetics, topical stains, gonioscopic solutions, angiography dyes and others. Therapeutic products, sold primarily to wholesalers and other national account customers, include antibiotics, anti-infectives, steroids, steroid combinations, glaucoma medications, decongestants/antihistamines and anti-edema medications. Non-pharmaceutical products include various artificial tear solutions, preservative-free lubricating ointments, eyelid cleansers, vitamin supplements and contact lens accessories.
     Hospital Drugs & Injectable Segment. We manufacture, market and distribute a line of specialty drugs and injectable pharmaceuticals products, including antidotes, anesthesia, and products used in the treatment of rheumatoid arthritis and pain management. These products are marketed to hospitals through wholesalers and other national account customers as well as directly to medical specialists. This segment was previously classified as the injectable segment; however, we recently changed the classification to reflect that an increasing amount of pharmaceuticals that we deliver to hospitals are drugs other than injectable pharmaceuticals. The new classification reflects that this segment includes both hospital drugs and injectable pharmaceuticals.
     Contract Services Segment. We manufacture products for third party pharmaceutical and biotechnology customers based on their specifications.

Offering Overview
Issuer	Akorn, Inc.

Address and Phone Number	2500 Millbrook Drive Buffalo Grove, Illinois 60089 (847) 279-6100

American Stock Exchange Trading Symbol	AKN

Website	www.akorn.com (information found on our website is not part of this prospectus)

Securities Offered	Up to 1,000,000 (1) shares of our common stock, no par value by the selling stockholder.

Use of Proceeds	We will not receive any proceeds from the sale of shares of our common stock covered by this prospectus.

Risk Factors	In analyzing an investment in our common stock offered by this prospectus, you should carefully consider the information set forth under “Risk Factors.”

(1)	The number of shares of common stock is subject to adjustment to prevent dilution resulting from stock splits, stock dividends or similar events. Therefore, pursuant to Rule 416, we are also registering such indeterminate number of shares as may be issuable in connection with stock splits, stock dividends or similar events. The holder of the securities registered hereunder has direct registration rights for this offering.
We have reserved for issuance the shares of our common stock identified in this prospectus. Each of the above listed securities which are being sold by the selling stockholder were “restricted securities” under the Securities Act of 1933, or the “Securities Act,” prior to this registration. The selling stockholder will determine if and when it will sell its shares and if it will sell their shares at the current market price or at negotiated prices at the time of the sale. Although we have agreed to pay the expenses related to the registration of the shares being offered, we will not receive any proceeds from the sale of the shares by the selling stockholder.

RISK FACTORS
     You should carefully consider the following risk factors and all other information contained in this prospectus and the documents incorporated by reference in this prospectus before investing. Investing in our common stock involves a high degree of risk. The risks and uncertainties described below are not the only ones we face. Additional risks and uncertainties not presently known to us or that we currently believe are immaterial also may impair our business. If any of the events described in the following risks occur, our business, results of operations and financial condition could be materially adversely affected. In addition, the trading price of our common stock could decline due to any of the events described in these risks, and you may lose all or part of your investment.
     Although our financial condition has recently improved, we have experienced operating losses, working capital deficiencies and negative cash flows from operations on an annual basis, and these losses and deficiencies may continue in the future.
     Although we have experienced recent operating income and positive cash flows for the nine months ended September 30, 2006, we experienced operating losses, working capital deficiencies and negative cash flows from operations on an annual basis, which may continue in the future. There can be no assurance that our financial outlook will continue to improve as it has for the nine months ended September 30, 2006. For the nine months ended September 30, 2006, our operating income was $1,399,000. For the years ended December 31, 2005 and 2004, our operating losses were $7,479,000 and $368,000, respectively. Our operating activities provided us cash flows of $1,872,000 for the nine months ended September 30, 2006, however, we experienced negative cash flows from operations for the years ended December 31, 2005 and 2004 of $148,000 and $3,461,000, respectively. There can be no assurance that our results of operations will continue to improve in the future as they have for the nine months ended September 30, 2006. If our results of operations do not continue to improve in the future, an investment in our common stock could be negatively affected.
     We have invested significant resources in the development of lyophilization manufacturing capability, and we may not realize the benefit of these efforts and expenditures.
     We are in the process of completing an expansion of our Decatur, Illinois manufacturing facility to add capacity to provide lyophilization manufacturing services, a manufacturing capability we currently do not have. Manufacturing capabilities for lyophilized products are projected to be in service by the first quarter of 2007, but are contingent on validation and approval of the lyophilization facility by the Food and Drug Administration, or the “FDA.” As of September 30, 2006, we had spent approximately $22,096,000 on the lyophilization expansion and anticipate the need to spend approximately $300,000 of additional funds (excluding capitalized interest) to complete the expansion, which will primarily be used for validation testing as the major capital equipment items are currently in place. In addition, we are working toward the development of an internal Abbreviated New Drug Applications, or “ANDAs,” lyophilized product pipeline. There is no guarantee that we will be successful in completing development of lyophilization capability, or that other intervening events will not occur that reduce or eliminate the anticipated benefits from such capability. For instance, the market for lyophilized products could significantly diminish or be eliminated, or new technological advances could render the lyophilization process obsolete, prior to our entry into the market. There can be no assurance that we will realize the anticipated benefits from our significant investment into lyophilization capability at our Decatur manufacturing facility, and our failure to do so could significantly limit our ability to grow our business in the future.
     We depend on a small number of distributors, the loss of any of which could have a material adverse effect.
     A small number of large wholesale drug distributors account for a large portion of our gross sales, revenues and accounts receivable. The following three distributors, AmerisourceBergen Corporation, Cardinal Health, Inc. and McKesson Drug Company, accounted for approximately 69% of total gross sales and 46% of total revenues in 2005, and 76% of gross trade receivables as of December 31, 2005. These three customers accounted for approximately 78% of our gross accounts receivable balances, for 49% of our gross revenues and 32% of our net revenues for the nine months ended September 30, 2006. In addition to acting as distributors of our products, these three companies also distribute a broad range of health care products for many other companies. The loss of one or more of these distributors, together with a delay or inability to secure an alternative distribution source for end users, could have a material negative impact on our revenue and results of operations and lead to a violation of debt covenants. A change in purchasing patterns, inventory levels, increases in returns of our products, delays in purchasing products and delays in payment for products by one or more distributors also could have a material negative impact on our revenue and results of operations.

     Our improved 2006 results reflect a single sale transaction that we do not expect to be repeated.
     Our major customer for the nine month period ended September 30, 2006 was the United States Department of Health and Human Services, or “HHS,” which purchased $21,962,000 of our injectable antidote products during the first quarter of 2006. We did not sell to HHS in 2005. We do not anticipate additional injectable antidote sales of this magnitude now or in the future.
     Certain of our directors are subject to conflicts of interest.
     Dr. John N. Kapoor, Ph.D., chairman of our board of directors, our chief executive officer from March 2001 to December 2002, and a principal shareholder, is affiliated with EJ Financial Enterprises, Inc., a health care consulting investment company. EJ Financial is involved in the management of health care companies in various fields, and Dr. Kapoor is involved in various capacities with the management and operation of these companies. The John N. Kapoor Trust dated 9/20/89, or the “Kapoor Trust,” the beneficiary and sole trustee of which is Dr. Kapoor, is a principal shareholder of each of these companies. As a result, Dr. Kapoor does not devote his full time to our business. Although such companies do not currently compete directly with us, certain companies with which EJ Financial is involved are in the pharmaceutical business. Discoveries made by one or more of these companies could render our products less competitive or obsolete. Potential conflicts of interest could have a material adverse effect on our business, financial condition and results of operations.
     We may require additional capital to grow our business and such funds may not be available to us.
     We may require additional funds to grow our business. However, adequate funds through the financial markets or from other sources may not be available when needed or on terms favorable to us due to our recent financial history. Further, the terms of such additional financing, if obtained, likely will require the granting of rights, preferences or privileges senior to those of our common stock and result in substantial dilution of the existing ownership interests of our common stockholders and could include covenants and restrictions that limit our ability to operate or expand our business in a manner that we deem to be in our best interest.
     Our growth depends on our ability to timely develop additional pharmaceutical products and manufacturing capabilities.
     Our strategy for growth is dependent upon our ability to develop products that can be promoted through current marketing and distribution channels and, when appropriate, the enhancement of such marketing and distribution channels. We may not meet our anticipated time schedule for the filing of ANDAs and New Drug Applications, or “NDAs,” or may decide not to pursue ANDAs or NDAs that we have submitted or anticipate submitting. Our internal development of new pharmaceutical products is dependent upon the research and development capabilities of our personnel and our strategic business alliance infrastructure. There can be no assurance that we or our strategic business alliances will successfully develop new pharmaceutical products or, if developed, successfully integrate new products into our existing product lines. In addition, there can be no assurance that we will receive all necessary FDA approvals or that such approvals will not involve delays, which adversely affect the marketing and sale of our products. Our failure to develop new products, to maintain substantial compliance with FDA compliance guidelines or to receive FDA approval of ANDAs or NDAs, could have a material adverse effect on our business, financial condition and results of operations.
     We have entered into several strategic business alliances which may not result in marketable products.
     We have entered several strategic business alliances that have been formed to supply us with low cost finished dosage form products. Since 2004, we have entered into various purchase and supply agreements, license agreements, and a joint venture that are all designed to provide finished dosage form products that can be marketed through our distribution pipeline. However, there can be no assurance that any of these agreements will result in FDA-approved ANDAs or NDAs, or that we will be able to market any such finished dosage form products at a profit. In addition, any clinical trial expenses that we incur may result in adverse financial consequences to our business.
     Our success depends on the development of generic and off-patent pharmaceutical products which are particularly susceptible to competition, substitution policies and reimbursement policies.
     Our success depends, in part, on our ability to anticipate which branded pharmaceuticals are about to come off patent and thus permit us to develop, manufacture and market equivalent generic pharmaceutical products. Generic pharmaceuticals must meet the same quality standards as branded pharmaceuticals, even though these equivalent pharmaceuticals are sold at prices that are significantly lower than those of branded pharmaceuticals. Generic substitution is regulated by the federal and state governments, as is reimbursement for generic drug dispensing. There can be no assurance that substitution will be permitted for newly approved generic drugs or that such products will be subject to government reimbursement. In addition, generic products that third parties develop may render our generic products noncompetitive or obsolete. There can be no assurance that we will be able to consistently bring generic pharmaceutical products to market quickly and efficiently in the future. An increase in competition in the sale of generic pharmaceutical products or our failure to bring such products to market before our competitors could have a material adverse effect on our business, financial condition and results of operations.
     Further, there is no proprietary protection for most of the branded pharmaceutical products that either we or other pharmaceutical companies sell. In addition, governmental and cost-containment pressures regarding the dispensing of generic equivalents will likely result in generic substitution and competition generally for our branded pharmaceutical products. We attempt to mitigate the effect of this substitution through, among other things, creation of strong brand-name recognition and product-line extensions for our branded pharmaceutical products, but there can be no assurance that we will be successful in these efforts.
     We can be subject to legal proceedings which may prove costly and time-consuming even if meritless.
     In the ordinary course of our business, we can be involved in legal actions with both private parties and certain government agencies. To the extent that our personnel may have to spend time and resources to pursue or contest any matters that may be asserted from time to time in the future, this represents time and money that is not available for other activities that we might otherwise pursue which could be beneficial to our future. In addition, to the extent that we are unsuccessful in any legal proceedings, the consequences could have a negative impact on our business, financial condition and results of operations.
     Our revenues depend on sale of products manufactured by third parties, which we cannot control.
     We derive a significant portion of our revenues from the sale of products manufactured by third parties. There can be no assurance that our dependence on third parties for the manufacture of such products will not adversely affect our profit margins or our ability to develop and deliver our products on a timely and competitive basis. If for any reason we are unable to obtain or retain third-party manufacturers on commercially acceptable terms, we may not be able to distribute certain of our products as planned. No assurance can be made that the manufacturers we use will be able to provide us with sufficient quantities of our products or that the products supplied to us will meet our specifications. Any delays or difficulties with third-party manufacturers could adversely affect the marketing and distribution of certain of our products, which could have a material adverse effect on our business, financial condition and results of operations.
     Dependence on key executive officers.
     Our success will depend, in part, on our ability to attract and retain key executive officers. We are particularly dependent upon Dr. John N. Kapoor, Ph.D., chairman of our board of directors, and Mr. Arthur S. Przybyl, our chief executive officer. The inability to attract and retain key executive officers, or the loss of one or more of our key executive officers could have a material adverse effect on our business, financial condition and results of operations.
     We must continue to attract and retain key personnel to be able to compete successfully.
     Our performance depends, to a large extent, on the continued service of our key research and development personnel, other technical employees, managers and sales personnel and our ability to continue to attract and retain such personnel. Competition for such personnel is intense, particularly for highly motivated and experienced research and development and other technical personnel. We are facing increasing competition from companies with greater financial resources for such personnel. There can be no assurance that we will be able to attract and retain sufficient numbers of highly skilled personnel in the future, and the inability to do so could have a material adverse effect on our business, operating results and financial condition and results of operations.
     We are subject to extensive government regulations that increase our costs and could subject us to fines, prevent us from selling our products or prevent us from operating our facilities.
     Federal and state government agencies regulate virtually all aspects of our business. The development, testing, manufacturing, processing, quality, safety, efficacy, packaging, labeling, record keeping, distribution, storage and advertising of our products, and disposal of waste products arising from such activities, are subject to regulation by the FDA, Drug Enforcement

Administration, or “DEA,” the Consumer Product Safety Commission, the Occupational Safety and Health Administration and the Environmental Protection Agency. Similar state and local agencies also have jurisdiction over these activities. Noncompliance with applicable United States regulatory requirements can result in fines, injunctions, penalties, mandatory recalls or seizures, suspensions of production, recommendations by the FDA against governmental contracts and criminal prosecution. Any of these could have a material adverse effect on our business, financial condition and results of operations. New, modified and additional regulations, statutes or legal interpretation, if any, could, among other things, require changes to manufacturing methods, expanded or different labeling, the recall, replacement or discontinuation of certain products, additional record keeping and expanded documentation of the properties of certain products and scientific substantiation. Such changes or new legislation could have a material adverse effect on our business, financial condition and results of operations.
     FDA regulations. All pharmaceutical manufacturers, including us, are subject to regulation by the FDA under the authority of the federal Food, Drug and Cosmetic Act Act, or the “FDC Act.” Under the FDC Act, the federal government has extensive administrative and judicial enforcement powers over the activities of pharmaceutical manufacturers to ensure compliance with FDA regulations. Those powers include, but are not limited to, the authority to initiate court action to seize unapproved or non-complying products, to enjoin non-complying activities, to halt manufacturing operations that are not in compliance with current Good Manufacturing Practices, or “cGMP,” to recall products, to seek civil and monetary penalties and to criminally prosecute violators. Other enforcement activities include refusal to approve product applications or the withdrawal of previously approved applications. Any such enforcement activities, including the restriction or prohibition on sales of products we market or the halting of our manufacturing operations, could have a material adverse effect on our business, financial condition and results of operations. In addition, product recalls may be issued at our discretion, or at the request of the FDA or other government agencies having regulatory authority for pharmaceutical products. Recalls may occur due to disputed labeling claims, manufacturing issues, quality defects or other reasons. No assurance can be given that restriction or prohibition on sales, halting of manufacturing operations or recalls of our pharmaceutical products will not occur in the future. Any such actions could have a material adverse effect on our business, financial condition and results of operations. Further, such actions, in certain circumstances, could constitute an event of default under the terms of our various financing relationships.
     We must obtain approval from the FDA for each pharmaceutical product that we market. The FDA approval process is typically lengthy and expensive, and approval is never certain. Our new products could take a significantly longer time than we expect to gain regulatory approval and may never gain approval. Even if the FDA or another regulatory agency approves a product, the approval may limit the indicated uses for a product, may otherwise limit our ability to promote, sell and distribute a product or may require post-marketing studies or impose other post-marketing obligations.
     We and our third-party manufacturers are subject to periodic inspection by the FDA to assure regulatory compliance regarding the manufacturing, distribution, and promotion of sterile pharmaceutical products. The FDA imposes stringent mandatory requirements on the manufacture and distribution of sterile pharmaceutical products to ensure their sterility. The FDA also regulates drug labeling and the advertising of prescription drugs. A finding by a governmental agency or court that we are not in compliance with FDA requirements could have a material adverse effect on our business, financial condition and results of operations.
     We were previously subject to an FDA Warning Letter which the FDA issued to us in October 2000 following a routine inspection of our Decatur manufacturing facility. An FDA Warning Letter is intended to provide notice to a company of violations of the laws administered by the FDA and to elicit voluntary corrective action. The Warning Letter cited violations of regulatory requirements identified during the 2000 inspection and requested that we take corrective actions. Under the terms of the Warning Letter, we were unable to obtain any approvals to market new products and government agencies were notified of our non-compliant status. Additional FDA inspections in 2002, 2003 and 2004 identified additional and recurring violations resulting in continuance of the Warning Letter. During this time, the FDA initiated no enforcement action.
     Since 2000, and in response to the violations cited by the FDA, we implemented a comprehensive systematic corrective action plan at our Decatur manufacturing facility. We maintained regular communications with the FDA and provided periodic progress reports.
     On December 13, 2005, the FDA notified us that we had satisfactorily implemented corrective actions and that the FDA had determined that our Decatur manufacturing facility was in substantial compliance with cGMP regulations. Consequently, the restrictions of the 2000 Warning Letter were removed and we became eligible for new product approvals for products manufactured at our Decatur manufacturing facility.

     If the FDA changes its regulatory position, it could force us to delay or suspend indefinitely, our manufacturing, distribution or sales of certain products. While we believe that all of our current pharmaceuticals are lawfully marketed in the United States under current FDA enforcement policies or have received the requisite agency approvals for manufacture and sale, such marketing authority is subject to withdrawal by the FDA. In addition, modifications or enhancements of approved products are in many circumstances subject to additional FDA approvals which may or may not be granted and which may be subject to a lengthy application process. Any change in the FDA’s enforcement policy or any decision by the FDA to require an approved NDA or ANDA for one of our products not currently subject to the approved NDA or ANDA requirements or any delay in the FDA approving an NDA or ANDA for one of our products could have a material adverse effect on our business, financial condition and results of operations.
     A number of products we market are “grandfathered” drugs that are permitted to be manufactured and marketed without FDA-issued ANDAs or NDAs on the basis of their having been marketed prior to enactment of relevant sections of the FDC Act. The regulatory status of these products is subject to change and/or challenge by the FDA, which could establish new standards and limitations for manufacturing and marketing such products, or challenge the evidence of prior manufacturing and marketing upon which grandfathering status is based. We are not aware of any current efforts by the FDA to change the status of any of our “grandfathered” products, but there can be no assurance that such initiatives will not occur in the future. Any such change in the status of our “grandfathered” products could have a material adverse effect on our business, financial condition and results of operations.
     We are subject to extensive DEA regulation, which could result in our being fined or otherwise penalized. We also manufacture and sell drugs which are “controlled substances” as defined in the federal Controlled Substances Act and similar state laws, which impose, among other things, certain licensing, security and record keeping requirements administered by the DEA and similar state agencies, as well as quotas for the manufacture, purchase and sale of controlled substances. The DEA could limit or reduce the amount of controlled substances which we are permitted to manufacture and market.
     We may implement product recalls and could be exposed to significant product liability claims; we may have to pay significant amounts to those harmed and may suffer from adverse publicity as a result.
     The manufacturing and marketing of pharmaceuticals involves an inherent risk that our products may prove to be defective and cause a health risk. In that event, we may voluntarily implement a recall or market withdrawal or may be required to do so by a regulatory authority. We have recalled products in the past and, based on this experience, believe that the occurrence of a recall could result in significant costs to us, potential disruptions in the supply of our products to our customers and adverse publicity, all of which could harm our ability to market our products.
     There were no product recalls in 2004, 2005 or to date in 2006. In February 2003, we recalled two products, Fluress and Fluoracaine, due to container/closure integrity problems resulting in leaking containers. The recall was classified by the FDA as a Class II Recall, which means that the use of, or exposure to, a violative product may cause temporary or medically reversible adverse health consequences or that the probability of serious health consequences as a result of such use or exposure is remote. In March 2003, as a result of FDA inspections that occurred from December 10, 2002 to February 6, 2003, we recalled twenty-four lots of product produced from the period December 2001 to June 2002 in one of our production rooms at our Decatur manufacturing facility. The majority of the lots recalled were for third party contract customer products. Subsequent to this decision and after discussions with the FDA, eight of the original twenty-four lots were exempted from the recall due to medical necessity. The recall was classified by the FDA as a Class II Recall.
     Although we are not currently subject to any material product liability proceedings, we may incur material liabilities relating to product liability claims in the future. Even meritless claims could subject us to adverse publicity, hinder us from securing insurance coverage in the future and require us to incur significant legal fees and divert the attention of the key employees from running our business. Successful product liability claims brought against us could have a material adverse effect on our business, financial condition and results of operations.
     We currently have product liability insurance in the amount of $5,000,000 for aggregate annual claims with a $50,000 deductible per incident and a $250,000 aggregate annual deductible. However, there can be no assurance that such insurance coverage will be sufficient to fully cover potential claims. Additionally, there can be no assurance that adequate insurance coverage will be available in the future at acceptable costs, if at all, or that a product liability claim would not have a material adverse effect on our business, financial condition and results of operations.

     The FDA may authorize sales of some prescription pharmaceuticals on a non-prescription basis, which would reduce the profitability of our prescription products.
     From time to time, the FDA elects to permit sales of some pharmaceuticals currently sold on a prescription basis, without a prescription. FDA approval of the sale of our products without a prescription would reduce demand for our competing prescription products and, accordingly, reduce our profits.
     Our industry is very competitive. Additionally, changes in technology could render our products obsolete.
     We face significant competition from other pharmaceutical companies, including major pharmaceutical companies with financial resources substantially greater than ours, in developing, acquiring, manufacturing and marketing pharmaceutical products. The selling prices of pharmaceutical products typically decline as competition increases. Further, other products now in use, under development or acquired by other pharmaceutical companies, may be more effective or offered at lower prices than our current or future products. The industry is characterized by rapid technological change that may render our products obsolete, and competitors may develop their products more rapidly than we can. Competitors may also be able to complete the regulatory process sooner, and therefore, may begin to market their products in advance of our products. We believe that competition in sales of our products is based primarily on price, service and technical capabilities. There can be no assurance that: (i) we will be able to develop or acquire commercially attractive pharmaceutical products; (ii) additional competitors will not enter the market; or (iii) competition from other pharmaceutical companies will not have a material adverse effect on our business, financial condition and results of operations.
     Many of the raw materials and components used in our products come from a single source.
     We require a supply of quality raw materials and components to manufacture and package pharmaceutical products for ourselves and for third parties with which we have contracted. Many of the raw materials and components used in our products come from a single source and interruptions in the supply of these raw materials and components could disrupt our manufacturing of specific products and cause our sales and profitability to decline. Further, in the case of many of our ANDAs and NDAs, only one supplier of raw materials has been identified. Because FDA approval of drugs requires manufacturers to specify their proposed suppliers of active ingredients and certain packaging materials in their applications, FDA approval of any new supplier would be required if active ingredients or such packaging materials were no longer available from the specified supplier. The qualification of a new supplier could delay our development and marketing efforts. If for any reason we are unable to obtain sufficient quantities of any of the raw materials or components required to produce and package our products, we may not be able to manufacture our products as planned, which could have a material adverse effect on our business, financial condition and results of operations.
     Our patents and proprietary rights may not adequately protect our products and processes.
     The patent and proprietary rights position of competitors in the pharmaceutical industry generally is highly uncertain, involves complex legal and factual questions, and is the subject of much litigation. There can be no assurance that any patent applications or other proprietary rights, including licensed rights, relating to our potential products or processes will result in patents being issued or other proprietary rights secured, or that the resulting patents or proprietary rights, if any, will provide protection against competitors who: (i) successfully challenge our patents or proprietary rights; (ii) obtain patents or proprietary rights that may have an adverse effect on our ability to conduct business; or (iii) are able to circumvent our patent or proprietary rights position. It is possible that other parties have conducted or are conducting research and could make discoveries of pharmaceutical formulations or processes that would precede any discoveries made by us, which could prevent us from obtaining patent or other protection for these discoveries or marketing products developed there from. Consequently, there can be no assurance that others will not independently develop pharmaceutical products similar to or obsoleting those that we are planning to develop, or duplicate any of our products. Our inability to obtain patents for, or other proprietary rights in, our products and processes or the ability of competitors to circumvent or obsolete our patents or proprietary rights could have a material adverse effect on our business, financial condition and results of operations.
     Concentrated ownership of our common stock and our registration of shares for public sale creates a risk of sudden changes in our share price.
     The sale by any of our large shareholders of a significant portion of that shareholder’s holdings could have a material adverse effect on the market price of our common stock. We are registering, for sale by the selling stockholder identified herein, 1,000,000 shares of our common stock under a registration statement on Form S-3 of which this prospectus is a part. We also previously registered 5,820,757 shares of our common stock for sale by some of our securityholders under a registration statement on From S-3 filed with the Securities and Exchange Commission, or the “SEC,” and an additional 64,964,680 shares of our common stock for sale by some of our securityholders under a registration statement on a Form S-1 and a Form S-3 filed with the SEC. Sales of any of these shares on the open market could cause the price of our stock to decline.
     Exercise of warrants and the conversion of preferred stock may have a substantial dilutive effect on our common stock.
     If the price per share of our common stock at the time of exercise or conversion of any preferred stock, warrants, options, or any other convertible securities is in excess of the various exercise or conversion prices of such convertible securities, exercise or conversion of such convertible securities would have a dilutive effect on our common stock. As of September 30, 2006, holders of our convertible securities would receive 3,115,166 shares of our common stock upon conversion and holders of our outstanding warrants and options would receive 7,671,348 shares of our common stock at a weighted average exercise price of $2.76 per share. The amount of such dilution that may result from the exercise or conversion of the foregoing, however, cannot currently be determined as it would depend on the difference between our common stock price and the price at which such convertible securities were exercised or converted at the time of such exercise or conversion. For example, on January 13, 2006, all 241,122 outstanding shares of our Series A 6.0% Participating Convertible Preferred Stock, or “Series A Preferred Stock,” were converted into 36,796,755 shares of common stock, and on March 31, 2006, the Kapoor Trust converted an aggregate of $7,297,653 of principal and accrued interest that we owed to the Kapoor Trust into 3,540,281 shares of our common stock. Any additional financing that we secure likely will require the granting of rights, preferences or privileges senior to those of our common stock and will result in substantial dilution of the existing ownership interests of our common shareholders.
     The terms of our preferred stock may reduce the value of our common stock.
     We are authorized to issue up to a total of 5,000,000 shares of preferred stock in one or more series. As of December 31, 2005, we had 241,122 shares of our Series A Preferred Stock outstanding, and on January 13, 2006, all of those shares, including the related accrued and unpaid dividends, were converted into 36,796,755 shares of common stock. As of September 30, 2006, we had 74,195 shares of our Series B 6.0% Participating Convertible Preferred Stock, or “Series B Preferred Stock,” outstanding, and 4,601,828 additional shares of preferred stock remained authorized for issuance. Our board of directors may determine whether to issue additional shares of preferred stock and the terms of such preferred stock without further action by holders of our common stock. If we issue additional shares of preferred stock, it could affect the rights or reduce the value of our common stock. In particular, specific rights granted to future holders of preferred stock could be used to restrict our ability to merge with or sell our assets to a third party. These terms may include voting rights, preferences as to dividends and liquidation, conversion and redemption rights, and sinking fund provisions. We continue to seek capital for the growth of our business, and this additional capital may be raised through the issuance of additional preferred stock.
     Our obligations to pay dividends on our preferred stock decrease the returns available to our common shareholders.
     Our Series B Preferred Stock bears cumulative dividends at the rate of 6.0%. These dividends are payable in cash, or in our discretion, in additional conversion rights. If dividends are paid in cash, this decreases our working capital available for operations. If dividends are paid in additional conversion rights, this results in further dilution of our common shareholders. In either case, the equity per outstanding common share declines, which can cause a decrease in the value of our common stock.
     We experience significant quarterly fluctuation of our results of operations, which may increase the volatility of our stock price
     Our results of operations may vary from quarter to quarter due to a variety of factors including, but not limited to, the timing of the development and marketing of new pharmaceutical products, the failure to develop such products, delays in obtaining government approvals, including FDA approval of NDAs or ANDAs for our products, expenditures to comply with governmental requirements for manufacturing facilities, expenditures incurred to acquire and promote pharmaceutical products, changes in our customer base, a customer’s termination of a substantial account, the availability and cost of raw materials, interruptions in supply by third-party manufacturers, the introduction of new products or technological innovations by our competitors, loss of key personnel, changes in the mix of products sold by us, changes in sales and marketing expenditures, competitive pricing pressures, expenditures incurred to pursue or contest pending or threatened legal action and our ability to meet our financial covenants. There can be no assurance that we will be successful in avoiding losses in any future period. Such fluctuations may result in volatility in the price of our common stock.

     “Penny Stock” rules may make buying or selling our common stock difficult.
     Trading in our common stock is subject to the “penny stock” rules. The SEC has adopted regulations that generally define a penny stock to be any equity security that has a market price of less than $5.00 per share, subject to certain exceptions. These rules require that any broker-dealer that recommends our common stock to persons other than prior customers and accredited investors, must, prior to the sale, make a special written suitability determination for the purchaser and receive the purchaser’s written agreement to execute the transaction. Unless an exception is available, the regulations require the delivery, prior to any transaction involving a penny stock, of a disclosure schedule explaining the penny stock market and the risks associated with trading in the penny stock market. In addition, broker-dealers must disclose commissions payable to both the broker-dealer and the registered representative and current quotations for the securities they offer. The additional burdens imposed upon broker-dealers by such requirements may discourage broker-dealers from effecting transactions in our common stock, which could severely limit the market price and liquidity of our common stock.
     The requirements of being a public company may strain our resources and distract management.
     As a public company, we are subject to the reporting requirements of the Securities Exchange Act of 1934, or the “Exchange Act,” and the Sarbanes-Oxley Act of 2002, or the “Sarbanes-Oxley Act.” These requirements are extensive. The Exchange Act requires that we file annual, quarterly and current reports with respect to our business and financial condition. The Sarbanes-Oxley Act requires that we maintain effective disclosure controls and procedures and internal controls for financial reporting. In order to maintain and improve the effectiveness of our disclosure controls and procedures and internal control over financial reporting, significant resources and management oversight is required. This may divert management’s attention from other business concerns, which could have a material adverse effect on our business, financial condition and results of operations.

SELLING STOCKHOLDER
     We are registering 1,000,000 shares of our common stock for resale by the selling stockholder named below. The term “selling stockholder” includes such stockholder’s transferees, pledgees, donees or other successors. All of the shares we are registering were issued to a single investor in a private placement offering pursuant to a securities purchase agreement between us and such investor dated September 13, 2006. We are registering the 1,000,000 shares of common stock pursuant to registration rights in the securities purchase agreement to permit the investor and its respective transferees, pledgees, donees or other successors to resell the shares when they deem appropriate.
     The following table sets forth (1) the name of the selling stockholder; (2) the number of shares of our common stock held by the selling stockholder that may be offered for resale pursuant to this prospectus as of September 30, 2006; (3) the number and percentage of shares of our common stock that the selling stockholder beneficially owns prior to the offering for resale of any of the shares of our common stock being registered hereby as of September 30, 2006; and (4) the number and percentage of shares of common stock to be beneficially owned by the selling stockholder after the offering of the shares of our common stock being registered hereby, assuming all of the shares registered hereby are sold by the selling stockholder. We will not receive any proceeds from the resale of our common stock by the selling stockholder.

Shares Beneficially
		Shares Beneficially Owned		Owned After the
	No. of Shares	Prior to the Offering (2)		Offering (3)
Name	Offered (1)	Number	Percentage	Number	Percentage
Serum Institute of India Limited (4)	1,000,000	0	0.00%	0	0.00%

(1)	The number of shares included in this prospectus is subject to adjustment to prevent dilution resulting from stock splits, stock dividends, or similar events. Therefore, pursuant to Rule 416 under the Securities Act, we are also registering such indeterminate number of shares as may be issuable in connection with stock splits, stock dividends or similar events.

(2)	Includes all shares beneficially owned, whether directly or indirectly, individually or together with associates, jointly or as community property with a spouse and shares to which each individual has the right to acquire beneficial ownership within 60 days of September 30, 2006.

(3)	Percentage of shares of common stock beneficially owned after the offering is based upon 81,000,130 shares of our common stock outstanding as of September 30, 2006, plus shares of common stock as to which the holder has the right to acquire beneficial ownership within 60 days of September 30, 2006.

(4)	Dr. Cyrus S. Poonawalla is the chairman and managing director of Serum Institute of India Limited. In such capacity, Dr. Poonawalla, may be deemed to have the power to vote or to direct the vote and to dispose or to direct the disposition of the shares beneficially owned by Serum Institute of India Limited.
     In October 2004, we entered into an exclusive drug development and distribution agreement for oncology drug products for the United States and Canada with Serum Institute of India Limited. We will own the ANDAs and buy products from Serum Institute of India Limited under a negotiated transfer price arrangement. Once the products are approved, we will market and sell them in the United States and Canada under our label. In addition, we plan to nominate the Executive Director of Serum Institute of India Limited, Subash Kapre, to our board of directors.
PLAN OF DISTRIBUTION
     The selling stockholder, and any of its transferees, pledgees, donees, assignees or other successors-in-interest (including successors by gift, partnership distribution or other non-sale-related transfer effected after the date of this prospectus), may, from time to time, sell any or all of their shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed prices, at market prices at the time of sale, at varying prices determined at the time of sale or at negotiated prices. The selling stockholder may use any one or more of the following methods when selling shares:
•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;
•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;
•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;
•	privately negotiated transactions;
•	short sales;
•	broker-dealers may agree with the selling stockholder to sell a specified number of such shares at a stipulated price per share;
•	a combination of any such methods of sale; and
•	any other method permitted pursuant to applicable law.
     The selling stockholder may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus. The selling stockholder is not obligated to, and there is no assurance that the selling stockholder will, sell all or any of the shares we are registering. The selling stockholder may transfer, devise or gift such shares by other means not described in this prospectus.
     The selling stockholder may also engage in short sales against the box, puts and calls and other transactions in our securities or derivatives of our securities and may sell or deliver shares in connection with these trades.
     Broker-dealers engaged by the selling stockholder may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling stockholder (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. The selling stockholder does not expect these commissions and discounts to exceed what is customary in the types of transactions involved. Any profits on the resale of shares of common stock by a broker-dealer acting as principal might be deemed to be underwriting discounts or commissions under the Securities Act. Discounts, concessions, commissions and similar selling expenses, if any, attributable to the sale of shares will be borne by the selling stockholder. The selling stockholder may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of the shares if liabilities are imposed on that person under the Securities Act.
     The selling stockholder may from time to time pledge or grant a security interest in some or all of the shares of common stock owned by it and, if it defaults in the performance of any of its secured obligations, the pledgees or secured parties may offer and sell the shares of common stock from time to time under this prospectus as it may be supplemented from time to time, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus.
     The selling stockholder also may transfer the shares of common stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.
     The selling stockholder has advised us that it has not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of its shares of common stock, nor is there an underwriter or coordinating broker acting in connection with a proposed sale of shares of common stock by it. If we are notified by the selling stockholder that any material arrangement has been entered into with a broker-dealer for the sale of shares of common stock, if required, we will file a supplement to this prospectus. If the selling stockholder uses this prospectus for any sale of the shares of common stock, it will be subject to the prospectus delivery requirements of the Securities Act, unless an exemption therefrom is available.
     The anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of our common stock and activities of the selling stockholder.
USE OF PROCEEDS
     We will not receive any of the proceeds from the sale by the selling stockholder of any of the shares of common stock offered for resale through this prospectus. All proceeds from the resale of the shares of our common stock offered for resale through this prospectus will be for the account of the selling stockholder.
LEGAL MATTERS
     The validity of the shares of common stock being offered hereby will be passed upon for us by Jones, Walker, Waechter, Poitevent, Carrère & Denègre, L.L.P., New Orleans, Louisiana.

EXPERTS
     The financial statements incorporated by reference in this prospectus have been audited by BDO Seidman, LLP, an independent registered public accounting firm, to the extent and for the periods set forth in their report incorporated herein by reference, and are incorporated herein in reliance upon such report given upon the authority of said firm as experts in auditing and accounting.
WHERE YOU CAN FIND MORE INFORMATION
     We have filed a Registration Statement on Form S-3 under the Securities Act, relating to the shares of common stock being offered by this prospectus, and reference is made to such registration statement. This prospectus constitutes the prospectus of Akorn, Inc., filed as part of the registration statement, and it does not contain all information in the registration statement, as certain portions have been omitted in accordance with the rules and regulations of the SEC.
     We are subject to the informational requirements of the Exchange Act, which requires us to file reports, proxy statements and other information with the SEC. You may inspect any document we file with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Washington D.C. 20549. Copies of such material can be obtained from the facility at prescribed rates. Please call the SEC toll free at 1-800-SEC-0330 for information about its public reference room. Because we file documents electronically with the SEC, you may also obtain this information by visiting the SEC’s website at http://www.sec.gov or our website at http://www.akorn.com. You can also inspect reports and other information we file at the offices of the American Stock Exchange, 86 Trinity Place, New York, NY 10006. Information contained in our web site is not part of this prospectus.
     We will also provide to each person, including any beneficial owner, to whom a prospectus is delivered, a copy of any or all of the information that has been incorporated by reference in this prospectus but not delivered with the prospectus. Such information will be provided upon written or oral request and at no cost to the requester. Any such request may be made by writing or calling us at the following address or telephone number:
Akorn, Inc.
2500 Millbrook Drive
Buffalo Grove, Illinois 60089
Attention: Chief Financial Officer
(847) 279-6100
     Exhibits to a document will not be provided unless they are specifically incorporated by reference in that document.
     Our statements in this prospectus about the contents of any contract or other document are not necessarily complete. You should refer to the copy of our contract or other document we have filed for complete information.
     You should rely only on the information incorporated by reference or provided in this prospectus. We have not authorized anyone else to provide you with different information. The selling stockholder is not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front of the document. We furnish our stockholders with annual reports containing audited financial statements.
INFORMATION INCORPORATED BY REFERENCE
     The SEC allows us to “incorporate by reference” some of the documents we file with it, which means that we can disclose important information to you by referring you to those documents. This prospectus incorporates important business and financial information about us which is not included in or delivered with this prospectus. The information incorporated by reference is an important part of, and is considered to be a part of, this prospectus, and information that we file later with the SEC will automatically update and supersede this information.
     We incorporate by reference the following documents:
     • our Annual Report on Form 10-K for the year ended December 31, 2005, as filed on March 30, 2006;

     • our Quarterly Reports on Form 10-Q for each of the quarters ended March 31, 2006, June 30, 2006 and September 30, 2006, as filed on May 15, 2006, August 10, 2006 and November 9, 2006, respectively;
     • our Current Reports on Form 8-K, including amendments thereto, filed with the SEC since December 31, 2005, other than any information furnished pursuant to Item 2.02 or Item 7.01;
     • the description of our common stock contained in the section entitled “Description of Capital Stock and Convertible Securities,” included in our Post Effective Amendment No. 2 to Registration Statement on Form S-1, No. 333-119168 filed with the SEC on June 14, 2005, and any amendment or report filed for the purpose of updating such description;
     • all documents filed by us with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and prior to the termination of the offering of shares hereunder; and
     • all documents filed by us with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, other than any information furnished pursuant to Item 2.02 or Item 7.01 of Form 8-K, after the date of the initial registration statement and prior to the effectiveness of the registration statement of which this prospectus forms a part shall be deemed to be incorporated by reference in this prospectus and to be part of this prospectus from the date they are filed.

Until the completion of the resale of the common stock included in this prospectus, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

About this Prospectus	1
Forward-Looking Statements and Factors Affecting Future Results	1
Summary	2
Risk Factors	3
Selling Stockholder	11
Plan of Distribution	11
Use of Proceeds	12
Legal Matters	12
Experts	13
Where You Can Find More Information	13
Information Incorporated by Reference	13
The Resale of
1,000,000 Shares
of
Common Stock
Offered by
Selling Securityholders
AKORN, INC.
PROSPECTUS
December 7, 2006
     We have not authorized any dealer, salesperson or other person to give you written information other than this prospectus or to make representations as to matters not stated in this prospectus. You must not rely on unauthorized information. This prospectus is not an offer to sell these securities or our solicitation of your offer to buy the securities in any jurisdiction where that would not be permitted or legal. Neither the delivery of this prospectus nor any of the sales made hereunder after the date of this prospectus shall create an implication that the information contained herein or our affairs have not changed since the date hereof.